For Immediate Release                                  Contact: Helen Marsteller

                                                                717-845-1098

                  Glatfelter Reports Third Quarter 2003 Results

YORK, PA, OCTOBER 22, 2003: Glatfelter (NYSE: GLT) today reported a net loss for the third quarter of 2003 of $6.7 million, or $0.15 per diluted share. The 2003 third quarter operating results include pre-tax charges totaling $16.3 million, consisting of $2.1 million for the previously announced restructuring of the Company's Neenah, WI facility, an $11.5 million reserve for costs expected to be incurred related to its former Ecusta Division and $2.7 million of asset writedowns at the Spring Grove, PA and Gernsbach, Germany facilities. On an after-tax basis, the charges totaled $10.3 million, or $0.23 per diluted share. For the 2002 third quarter, the Company earned $13.3 million, or $0.30 per diluted share, including an after-tax gain of $2.3 million, or $0.05 per share, related to a settlement with the prior owner of the Company's Schoeller & Hoesch Division. Excluding all of the charges discussed above, adjusted earnings in the third quarter of 2003 were $3.7 million, or $0.08 per diluted share, compared to adjusted earnings of $11.0 million, or $0.25 per diluted share in the year-earlier quarter. On this basis, the decline in operating results in the quarter - to-quarter comparison was primarily due to lower non-cash pension income, lower sales volumes and higher costs of products sold.

"The third quarter results are affected by a number of significant actions taken to reallocate resources and eliminate unprofitable assets," said George
H. Glatfelter II, Chairman and Chief Executive Officer. "In addition, the results reflect charges for potential financial exposure emanating from our former Ecusta Division. Although the need for this reserve is disappointing, I believe the clarity provided by the recent Ecusta related developments coupled with our successful negotiation of a significant portion of the Fox River matter, is important to our shareholders and allows us to focus our energy on executing our core business strategy."

"Consistent with earlier quarters this year, our highly specialized Long-Fiber & Overlay and Engineered Products business units continued to perform relatively well. We are particularly pleased with the progress demonstrated this quarter by each of these business units," Mr. Glatfelter added. "Although our Printing & Converting business unit continues to face a very challenging environment, we believe the actions we announced in September demonstrate our commitment to reposition the Company to focus on profitable growth opportunities. We remain committed to maintaining our strong balance sheet and maximizing the value of our assets as evidenced by the revised common stock dividend and the recently announced $17 million land sale in Delaware."

                                    - more -
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GLATFELTER REPORTS THIRD QUARTER 2003 RESULTS

In September 2003, the Company announced the strategic decision to reallocate resources and permanently shut down certain equipment and processes at the Neenah, WI facility. These initiatives, which are to be completed by the end of 2003, are designed to improve profitability and enhance operating and financial flexibility and will result in the elimination of approximately 200 jobs. The results of operations in the third quarter of 2003 include related pre-tax charges of $2.1 million, of which $1.5 million are reflected in the consolidated income statement as components of cost of products sold and $0.6 million are reflected as "Restructuring charges." Management continues to expect additional charges in the fourth quarter of 2003.

        The Company recorded a $11.5 million pre-tax charge during the third quarter of 2003 relating to its former Ecusta Division, which was sold in 2001. Under the Ecusta Division acquisition agreement, the Company is indemnified for certain liabilities that have been assumed by the buyers. The Company paid the portion of these liabilities that became due and has sought reimbursement from the buyers. Management believes it is prudent to establish a reserve for the recorded amounts. The third quarter 2003 charge includes $5.5 million to fully reserve such receivables and an additional $6.0 million related to contingent environmental liabilities.

"We are extremely disappointed that the buyers of Ecusta have not yet honored their obligations under the acquisition agreement," added Mr. Glatfelter. "We believe we have strong legal position in this matter and we intend to vigorously pursue collection through all appropriate avenues."

Net sales totaled $131.9 million for the third quarter of 2003 compared to $135.1 million for the year-earlier quarter, a decrease of $3.2 million, or 2.4%. The decline was primarily attributable to weaker demand and pricing pressure in the Printing & Converting business unit and to lower tobacco paper sales related to the Company's previously stated intention to eliminate tobacco paper products. These factors more than offset the favorable effect of a weaker U.S. dollar on translated results of international operations. The Company's Engineered Products and Long-Fiber & Overlay business units experienced solid sales growth in the quarter-to-quarter comparison.

For the three months ended September 30, 2003 and 2002, costs of products sold totaled $114.6 million and $104.3 million, respectively. As discussed above, the 2003 third quarter costs of products sold includes a $1.5 million pre-tax charge related to strategic actions announced in September 2003, specifically for accelerated depreciation and an adjustment to net realizable value of spare parts and supplies inventory related to equipment to be abandoned. Excluding this charge, costs of products sold increased $8.8 million in the comparison primarily due to lower non-cash pension income; the impact of higher pulp, wastepaper, and energy prices; the writedown to estimated net realizable value of certain excess inventory; and the unfavorable effect of a weaker U.S. dollar. Net non-cash pension income reduced costs of products sold in the third quarter of 2003 and 2002 by $3.4 million and $6.6 million, respectively, resulting from the overfunded status of the Company's defined benefit pension plans. Gross profit for the third quarter of 2003 totaled $20.0 million compared to $33.6 million in the comparable quarter of 2002.

                                    - more -
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GLATFELTER REPORTS THIRD QUARTER 2003 RESULTS

Selling, general and administrative ("SG&A") expenses in the third quarter of 2003 totaled $14.5 million compared with $13.4 million in the year-earlier quarter. The increase was primarily due to the unfavorable effect of a weaker U.S. dollar on translated results of international operations and a reduced amount of non-cash pension income. Net non-cash pension income reduced reported SG&A expenses $0.5 million in the third quarter of 2003 and $1.3 million in the third quarter of 2002.

For the first nine months of 2003, earnings totaled $20.4 million or $0.46 per diluted share, compared to $32.0 million or $0.73 per diluted share, respectively, for the comparable period in 2002. The results for the first nine months benefited from an after-tax gain of $20.0 million, or $0.46 per share, on the sale of timberlands during the first quarter of 2003. Net sales totaled $403.8 million for the nine months ended September 30, 2003, compared to $403.1 million for the year-earlier period. Gross profit for first nine months of 2003 totaled $68.5 million compared to $96.7 million in the comparable period of 2002 and SG&A expenses totaled $44.3 million compared with $42.1 million.

Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA and Neenah, WI. International operations include facilities in Germany, France and the Philippines. Glatfelter's common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

Caution Concerning Forward-Looking Statements

This document includes certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company's expectations. Actual results may differ materially from these expectations due to changes in, among others, industry conditions, demand for or pricing of its products, circumstances surrounding the Neenah facility and former Ecusta Division, global political, economic, business, competitive, market and regulatory factors. More information about those factors is contained in Glatfelter's filings with the U.S. Securities and Exchange Commission. This presentation includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available herein.

As previously announced, Glatfelter will hold a conference call today at 1:00 PM Eastern to discuss its second quarter results. Interested parties may participate by calling 1-973-935-8506 at 12:55 PM. A taped replay of the conference call will be available within two hours of the conclusion of the call from October 22, 2003 until October 31, 2003. The number to call for the taped replay is 1-877-519-4471 and the conference PIN is 4233668. The conference call may also be accessed via the Company's web site at http://www.glatfelter.com.

                                   GLATFELTER

                               YORK, PENNSYLVANIA

                  SUMMARIZED CONSOLIDATED FINANCIAL INFORMATION

                                                                            THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                               SEPTEMBER 30                   SEPTEMBER 30

In thousands, except per share data                                     2003            2002            2003            2002
----------------------------------------------------------            ---------       ---------       ---------       ---------
Net sales                                                             $ 131,904       $ 135,105       $ 403,810       $ 403,086
Energy sales - net                                                        2,615           2,735           7,667           7,434
                                                                      ---------       ---------       ---------       ---------
     Total revenues                                                     134,519         137,840         411,477         410,520
Cost of products sold                                                   114,562         104,281         342,944         313,810
                                                                      ---------       ---------       ---------       ---------
     Gross profit                                                        19,957          33,559          68,533          96,710
Operating expenses

     Selling, general and administrative expenses                        14,525          13,445          44,296          42,072
     Restructuring charges                                                  602              --             602              --
     Unusual item                                                        11,501          (3,508)         11,501          (3,508)
     Losses (gains) on disposition of plant, equipment and
         timberlands, net                                                   257            (931)        (31,144)         (1,975)
                                                                      ---------       ---------       ---------       ---------
        Total operating expenses                                         26,885           9,006          25,255          36,589
                                                                      ---------       ---------       ---------       ---------
          Operating income (loss)                                        (6,928)         24,553          43,278          60,121
Other nonoperating income (expense)
     Interest expense on debt                                            (3,674)         (3,542)        (10,728)        (11,230)
     Interest income on investments and other - net                         564             156           1,251           1,218
     Other - net                                                           (196)             41          (1,239)             38
                                                                      ---------       ---------       ---------       ---------
        Total other income (expense)                                     (3,306)         (3,345)        (10,716)         (9,974)
                                                                      ---------       ---------       ---------       ---------
          Income (loss) from continuing operations before income
               taxes                                                    (10,234)         21,208          32,562          50,147
             Income tax provision (benefit)                              (3,569)          7,859          11,856          18,099
                                                                      ---------       ---------       ---------       ---------
                  Income (loss) from continuing operations               (6,665)         13,349          20,706          32,048
          Discontinued operations

             Income (loss) from discontinued operations                      --             (58)           (513)            (57)
             Income tax benefit                                              --             (20)           (188)            (20)
                                                                      ---------       ---------       ---------       ---------
                  Loss from discontinued operations                          --             (38)           (325)            (37)
                                                                      ---------       ---------       ---------       ---------
         Net income (loss)                                            $  (6,665)      $  13,311       $  20,381       $  32,011

BASIC AND DILUTED EARNINGS PER SHARE

   Income (loss) from continuing operations                           $   (0.15)      $    0.30       $    0.47       $    0.73
  Loss from discontinued operations                                          --              --           (0.01)             --
  Net income                                                          $   (0.15)      $    0.30       $    0.46       $    0.73
                                                                      =========       =========       =========       =========

   Weighted average shares outstanding
     Basic                                                               43,751          43,588          43,717          43,318
     Diluted                                                             43,751          43,865          43,745          43,797
                                                                      ---------       ---------       ---------       ---------

This press release of results of operations for the three months ended September 30, 2003 includes a discussion of earnings before the effect of certain charges. Management believes that such adjusted earnings are useful to investors as it identifies the impact on reported results of unusual or nonrecurring charges that are specifically identified with strategic initiatives or other unique facts and circumstances. In addition, adjusted earnings represent one measurement used by management and by the Company's Board of Directors to measure operating performance.

                                                      Three Months ended September 30
                                                       2003                      2002
In thousands, except per share data            INCOME         EPS        Income         EPS
-----------------------------------            ------         ---        ------         ---
Income (loss) from continuing operations      $(6,665)      $(0.15)     $ 13,349       $0.30
    Restructuring related charges               1,324        0.03             --          --
    Ecusta related reserves                     7,315        0.16             --          --
    Asset writedowns                            1,691        0.04             --          --
    Escrow settlement                              --          --         (2,315)      (0.05)
                                              -------       ------      --------       -----
       Adjusted income                        $ 3,665       $0.08       $ 11,034       $0.25
                                              =======       =====       ========       =====

                                                                Nine Months ended September 30
                                                                  2003                     2002
In thousands, except per share data                      INCOME         EPS         Income         EPS
-----------------------------------                      ------         ---         ------         ---
Income (loss) from continuing operations                $ 20,706       $0.47       $ 32,048       $0.73
    Gain on sale of timberlands                          (19,965)      (0.46)            --          --
    Loss on sale of certain paper making equipment           654        0.02             --          --
    Restructuring related charges                          1,324        0.03             --          --
    Ecusta related reserves                                7,315        0.17             --          --
    Asset writedowns                                       1,691        0.04             --          --
    Escrow settlement                                         --          --         (2,315)      (0.05)
                                                        --------       -----       --------       -----
       Adjusted income                                  $ 11,724       $0.27       $ 29,733       $0.68
                                                        ========       =====       ========       =====